WILLIAM BLAIR FUNDS

Written Instrument Establishing and Designating

Shares of the William Blair International Small Cap Growth Fund

The undersigned, the Trustees of the William Blair Funds (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated September 3, 1999 (the “Declaration of Trust”), pursuant to Sections 6.2 and 6.3 of Article VI of the Declaration of Trust, do hereby establish and designate a new series of Interests of the Trust to be known as the “William Blair International Small Cap Growth Fund” (the “New Series”), and further do hereby establish three classes of the New Series designated Institutional Class, Class N and Class I (each a “Class”). The relative rights and preferences of the New Series and each Class, as applicable, shall be as set forth in the registration statement registering the shares of the New Series.

IN WITNESS WHEREOF, the undersigned have this 19th day of July, 2005 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ Theodore A. Bosler Theodore A. Bosler	/s/ John B. Schwemm John B. Schwemm

/s/ Conrad Fischer Conrad Fischer	/s/ Donald L. Seeley Donald L. Seeley

/s/ Ann P. McDermott Ann P. McDermott	/s/ Michelle R. Seitz Michelle R. Seitz

/s/ Donald J. Reaves Donald J. Reaves	/s/ Robert E. Wood II Robert E. Wood II